INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Sports Field Holdings, Inc. (the “Company”) on Form S-1 to be filed on July 18, 2019, of our report dated April 15, 2019, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audit of the financial statements of Sports Field Holdings, Inc. as of December 31, 2018 and 2017, and for the years then ended, which report was included in the Annual Report on Form 10-K filed on April 15, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey
July 18, 2019